Exhibit 10.3

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been filed separately with the Securities and Exchange Commission.

PURCHASE AGREEMENT FOR EXCESS AND SALVAGE MERCHANDISE
Under this Agreement Innovel Solutions, Inc. (“Innovel”) is selling excess and salvage merchandise products to Sears Hometown and Outlet Stores, Inc. (“Purchaser”), located at 5500 Trillium Blvd., Ste. 501, Hoffman Estates, IL 60192. The parties agree that all purchases of Product by Purchaser from Innovel are governed by this Agreement and the parties agree to comply with all of the following terms and conditions.
Purpose. This Agreement is to provide for the sale by Innovel of damaged, returned, or distressed merchandise that Innovel receives in the course of its operations as a third party logistics services company (“Product”). Product does not include merchandise items that result from the retail operations of Sears, Roebuck and Co. or Kmart Corporation. This Agreement and Product excludes any merchandise branded as Kenmore®, Craftsman®, or DieHard®.

1.
Purchases. For each purchase, Purchaser shall issue a purchase order reasonably describing the Product to be purchased, the place and date of delivery, and the price. All Product shall be sold to Purchaser at a price equal to [***]% of the MSRP (or [***]% off of the MSRP) of the Product.

2.
Payment terms. Innovel shall invoice Purchaser for the Product in each shipment, at the time the shipment is received by Purchaser at Purchaser’s designated delivery point. Purchaser shall pay all undisputed amounts invoiced for Products delivered to Purchaser within ten (10) days of Purchaser’s receipt of the invoice. Purchaser shall make all payments for the Product to "Innovel Solutions, Inc." by wire transfer or intercompany transfer. The party raising a dispute relating to an amount on an invoice must do so within thirty (30) days of receipt of the invoice and the parties will use good faith efforts to resolve any such disputes promptly.

3.
All Sales “As Is”. Innovel sells the Product “as is” and “where is.” Innovel disclaims all warranties associated with all Product, express or implied, of any nature or type whatsoever, including any warranties of merchantability and fitness for a particular purpose, except warranty of title. Furthermore, Innovel disclaims any liability for any indirect, incidental, or consequential damages, resulting from the use, sale, or purchase of any of the Product or from the refusal of Innovel to sell to Purchaser under this Agreement. For the avoidance of doubt, the foregoing does not limit or waive Purchaser’s rights to separately seek warranty coverage for Products for itself and/or its customers from the manufacturers of such Products.

4.
Term and Termination. The term of this Agreement starts on the Effective Date stated below and ends one year thereafter. This Agreement may be terminated immediately by Innovel or Purchaser with or without cause by providing 90 days prior written notice to the other. This Agreement will, if not terminated under this preceding sentence, automatically renew for successive one year periods until terminated.

5.	Taxes. Purchaser shall pay all taxes, tariffs, duties and expenses that result from any sales transactions occurring under this Agreement (excluding taxes on Innovel’s income).

6.
Title and risk of loss. Title and risk of loss will pass to Purchaser upon receipt by Purchaser or its carrier at Innovel’s dock. Purchaser shall at its own expense arrange for shipping and transportation and any further sale of all Product, including, without limitation, payment of all transportation and related costs, shipping document preparation, proper packaging and labeling, and compliance with all laws, rules and regulations, including, without limitation, those relating to export of goods. Purchaser must assert any claim for shortage of Product to Innovel no more than 30 days after delivery (or scheduled delivery, if delivery was not made) of the Product to Purchaser. Innovel will have no liability for any such claims received after such 30 day period.

7.
Unsaleable Product. Purchaser is not required to purchase any Product that it deems “unsaleable.” If Purchaser receives Product that it deems unsaleable, it will notify Innovel promptly (but in no event more than three (3) business days after receipt of the Products at Purchaser’s designated point of delivery). If Purchaser deems Product to be unsaleable, Purchaser shall keep the unsaleable Product (without paying for such Product) and arrange for the local disposition of the Product.

Exhibit 10.3

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been filed separately with the Securities and Exchange Commission.

8.
Sale of Product. Except for any manufacturer’s warranty that Purchaser has been authorized by the Product manufacturer to provide to a buyer upon Purchaser’s resale of the Product, Purchaser will clearly communicate to buyers that the Product is not subject to a manufacturer’s warranty. Purchaser shall not identify Innovel as its source of the Product, except in response to disclosure ordered by a court of competent jurisdiction or a request by a governmental body.

9.
Non-exclusive. Purchaser acknowledges and agrees that any purchase of Product is on a nonexclusive basis and subject to availability. Purchaser acknowledges that Innovel is not required to sell any minimum quantities of Product to Purchaser and Purchaser is not required to purchase any minimum quantities of Product from Innovel. Nothing in the Agreement creates any obligation or liability upon Innovel to offer any particular kinds, quantities, or quality of merchandise for sale to Purchaser. Consideration for this Agreement is in Innovel’s promise to offer to sell at least $100 worth of Product to Purchaser, and Purchaser’s promise to offer to purchase at least $100 worth of Product from Innovel.

10.
Attorneys Fees. If either party violates these terms and conditions and initiates a legal action to enforce its rights under this Agreement, the substantially prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from such action.

11. Miscellaneous

a.	Purchaser shall maintain in strict confidence and not disclose to any third parties, any information relating to the price and other terms related to the purchase of Product.

b.
This Agreement and all sales made under this Agreement are governed by Illinois law, without regard to conflict of law or other legal principles (of Illinois or any other jurisdiction) that would apply the laws of any jurisdiction other than Illinois. Purchaser may not assign this agreement without the express, written permission of Innovel, and any attempted assignment in violation of this provision is void.

c.
Innovel will not be liable for any delay in or the impairment of performance resulting in whole or in part from Acts of God, labor disruptions, shortages, inability to produce product, supplies of raw materials, weather conditions, war or any other circumstances or causes beyond the control of Innovel.

d.	The parties agree that this is an arms-length Agreement, and that its terms are to be construed with equal bearing on each party.

This Agreement is effective July 10, 2017 ("Effective Date") and supersedes all previous letters, understandings, and written or oral agreements between the parties that relate to Innovel’s sale or disposition of Product.
SIGNED, by the parties’ duly authorized representatives.
INNOVEL SOLUTIONS, INC.                SEARS HOMETOWN AND OUTLET STORES, INC.

By: /s/ CHARLES THOMAS ROSE	By: /s/ WILL POWELL
Vice President	Chief Executive Officer and President
July 10, 2017	July 17, 2017